Exhibit 99.1

Media Contacts:

Al Butkus	(816) 467-3616
Media Relations	(816) 467-3000

Investor Relations:

Neala Hackett	(816) 467-3562

AQUILA AGREES TO SELL SELECTED UTILITY ASSETS

IN TRANSACTIONS TOTALING $896.7 MILLION

Agreements Advance Repositioning Strategy Announced on March 14, 2005

KANSAS CITY, MO, September 21, 2005 – Aquila Inc. (NYSE:ILA) announced today it has signed definitive agreements to sell four utility businesses identified for potential sale on March 14, 2005, for a total of approximately $ 896.7 million. Proceeds from the transactions will be used to reduce debt and other liabilities.

The sale agreements mark a significant advance in Aquila’s previously announced repositioning plan. The plan seeks to strengthen Aquila’s balance sheet, improve its credit profile, and position the company to invest in utility infrastructure to provide safe and reliable service to customers as an integrated natural gas and electric utility.

The transactions announced today include:

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WPS Resources Corporation, a publicly-traded holding company for a number of energy-related subsidiaries based in Green Bay, Wisconsin, will purchase the assets and liabilities of Aquila’s natural gas operations in Michigan and Minnesota for a base purchase price of $269.5 million and $288 million, respectively, plus working capital and subject to net plant adjustments.

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The Empire District Electric Company, a publicly-traded electric utility based in Joplin, Missouri, will purchase the assets and liabilities of Aquila’s natural gas operations in Missouri for a base purchase price of $84 million, plus working capital and subject to net plant adjustments.

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Mid-Kansas Electric Company (MKEC), a coalition of six consumer-owned cooperatives that also own Sunflower Electric Power Corporation, a regional generation and transmission service provider, will purchase the assets and liabilities of Aquila’s electric operations in Kansas for a base purchase price of $255.2 million, plus working capital and subject to net plant adjustments.

Following the completion of these sales, Aquila will operate in five states, with natural gas operations in Kansas, Colorado, Nebraska and Iowa and electric operations in Missouri and Colorado. Of the utilities identified for potential sale on March 14, Aquila will retain ownership of its St. Joseph Light & Power electric operations in Missouri as well as its electric operations in Colorado as part of its ongoing business. Aquila continues to consider the sale of its three merchant peaking plants and Everest Connections, as well as a settlement of its Elwood toll contracts.

“The execution of these agreements marks a major milestone in our program to reposition Aquila, strengthen the company’s financial condition and improve the financial performance of our regulated utility business,” said Richard C. Green, Aquila chairman and chief executive officer. “Upon completion of these sales, Aquila should be stronger financially than it has been in recent years. The proceeds are expected to allow us to significantly reduce our debt, improve our credit profile and put Aquila on a path to reaching an annual EBIT growth rate of 3 percent to 5 percent on our post-divestiture rate base.”

Green said the key elements of Aquila’s strategy remain to:

•	Maintain its focus on operating an integrated, multi-state utility.
•	Significantly reduce Aquila’s debt levels and strengthen its credit profile.
•	Gain access to the capital markets on improved terms, allowing the company to cost-effectively fund investments in its rate base to meet customer needs.

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•	Continue to improve operational efficiency and lower earnings variability.
•	Actively work with regulators and legislators to address rate and fuel cost issues.

Completion of each of these transactions is subject to certain closing conditions, including the non-occurrence of a material adverse event, the approval of relevant state utility commissions, the expiration or early termination of any waiting period under the Hart-Scott-Rodino Antitrust Act, and other closing conditions set forth in each asset purchase agreement. The closing of the Kansas electric operations transaction is also subject to the approval of the Federal Energy Regulatory Commission and the receipt of third-party financing by the acquirer.

Aquila anticipates receiving timely regulatory approvals for these transactions within approximately 12 months.

Green added: “We maintained a disciplined strategic sales approach that resulted in strong interest from a wide range of potential buyers. This allowed us to select offers from financially sound buyers with strong utility experience and a commitment to customer service and reliability. We are confident that the quality and commitment of these buyers will set the stage for a timely and orderly regulatory review and approval process.”

The Blackstone Group and Lehman Brothers Inc. served as advisors to Aquila.

Based in Kansas City, Mo., Aquila (NYSE:ILA) provides electricity and natural gas service to 1.3 million customers in Colorado, Iowa, Kansas, Michigan, Minnesota, Missouri and Nebraska. More information about the company is available at www.aquila.com.

ABOUT THE BUYERS

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric service to approximately 157,000 customers in southwest Missouri, southeast Kansas, northeast Oklahoma, and northwest Arkansas. The company also provides optic and Internet services, customer information software

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services, and has an investment in close-tolerance, customer manufacturing. Empire provides water service in three incorporated Missouri communities.

Mid-Kansas Electric Company, LLC, is a coalition of six rural electric cooperatives serving in 34 western Kansas counties who organized themselves for the purpose of acquiring the assets of Aquila’s Kansas electric network. The cooperatives also own Sunflower Electric Power Corporation, a generation and transmission service provider, as well as other businesses that provide a wide range of services including water supplies, satellite TV and Internet access, wireless broadband Internet access, cellular telephone service, commercial electrical services and propane delivery services.

WPS Resources Corporation (NYSE:WPS), based in Green Bay, Wisconsin, is a holding company with four major subsidiaries providing electric and natural gas energy and related services in both regulated and nonregulated energy markets. Its principal subsidiary is Wisconsin Public Service Corporation, a regulated electric and natural gas utility serving northeastern Wisconsin and a portion of Michigan’s Upper Peninsula. Wisconsin Public Service serves more than 421,000 electric customers and 305,000 natural gas customers. Another subsidiary, Upper Peninsula Power Company, is a regulated electric utility serving Michigan’s Upper Peninsula. Upper Peninsula Power serves approximately 52,000 electric customers. WPS Resources’ major non-regulated subsidiaries consist of WPS Energy Services, Inc. and WPS Power Development, LLC. WPS Energy Services is a diversified non-regulated energy supply and services company serving commercial, industrial and wholesale customers and aggregated groups of residential customers. Its principal market is the northeast quadrant of the United States and adjacent portions of Canada. Its principal operations in the United States are in Illinois, Maine, Michigan, Ohio, Virginia and Wisconsin. Its principal operations in Canada are in Alberta, Ontario, and Quebec. WPS Power Development owns and/or operates non-regulated electric generation facilities in Wisconsin, Maine, Pennsylvania, New York and New Brunswick, Canada; steam production facilities in Arkansas and Oregon; a partial interest in a synthetic fuel processing facility in Kentucky; and steam production facilities located in Arkansas and Oregon.

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Forward Looking Statement

This press release contains forward-looking information. Forward-looking information involves risk and uncertainties, and certain important factors can cause actual results to differ materially from those anticipated. The forward-looking statements in this press release include:

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We anticipate using the proceeds from the transactions to decrease our debt and other liabilities. Some important factors that could cause actual results to differ materially from those anticipated include:

•	Unforeseen circumstances may require us to use proceeds for purposes other than reducing debt and other liabilities.
•	Regulatory commissions may not approve all or some of the contemplated transactions.
•	The transactions may not close for other reasons, or may yield significantly lower proceeds.
•	Market prices for our debt may make it uneconomical to retire.
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Our repositioning plan is intended to strengthen our balance sheet, improve our credit rating, and position us for continued growth in regulated gas and electric utility markets. Some important factors that could cause actual results to differ materially from those anticipated include:

•	Our balance sheet may not improve due to underperformance in other areas or lower-than-projected revenues from our regulated utilities.
•	Credit ratings are established by evaluation of both objective and subjective criteria. Our credit rating may not improve, or may actually decrease due to factors such as adverse litigation results.
•	We may not experience growth in our regulated utilities due to regulatory issues, decreased customer demand, or reliance on other sources of energy.
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As part of our restructuring plan, we are considering the sale of certain non-regulated assets and are planning a settlement of our Elwood tolling contract. Some important factors that could cause actual results to differ materially from those anticipated include:

•	The proceeds to be realized from potential sales may be insufficient to justify transfer of the assets.
•	We may be unable to negotiate a satisfactory exit of the Elwood tolling contracts.
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We believe the sales will strengthen our financial position and position us to achieve continued EBIT growth of 3 to 5 percent. Some important factors that could cause actual results to differ materially from those anticipated include:

•	Anticipated investment needs for our utility businesses may not materialize.
•	We may lose economies of scale in our operations that we are not able to eliminate from our remaining business or recover in our rates.
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We believe that the sales will receive regulatory approval and anticipate that this process will occur in approximately 12 months. Some important factors that could cause actual results to differ materially from those anticipated include:

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Regulatory review of dispositions of utility assets is a complex, highly involved, and often-lengthy process. While we do not foresee any significant issues that would preclude regulatory approval, and have specifically considered regulatory approval in selecting the purchasers, the exact focus of regulatory review is difficult to predict with any certainty.

•	Regulators may not agree with our assessment of the capability of the purchasers to provide safe and efficient service to our customers, and therefore, may disapprove any or all of the transactions.

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